Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-86842, 333-68291, 333-68283, 333-75953, 333-78699, 333-76823, 333-81475, 333-80815, 333-75951, 333-36894 and 333-73718) and Forms S-8 (Nos. 333-42015, 333-78779, 333-90042 and 333-100214) of AMB Property, L.P. of our reports dated February 6, 2004 on Trans-Pacific Industrial Park, November 19, 2003 on Saitama Distribution Center 1 and September 22, 2003 on International Airport Center Portfolio relating to the statements of revenues and certain expenses which appear in this Form 8-K/A.

PricewaterhouseCoopers LLP

San Francisco, California
February 23, 2004